EXHIBIT 99.6

[LOGO OF NTL INCORPORATED]
[LOGO OF MIDDLESBOROUGH FOOTBALL CLUB]



28 March 2000

              NTL announces media partnership with Middlesbrough FC


NTL Inc ("NTL") through its wholly owned subsidiary Premium TV Limited ("Premium TV"), has announced today that it has entered into a media partnership with Middlesbrough Football Club. Under the agreement NTL will make an undisclosed investment in Middlesbrough for an equity stake of 5.585%.

Under the agreement, NTL will obtain various rights associated with Middlesbrough. For a period of five years from May 2000, Premium TV Ventures Ltd, another subsidiary of NTL Inc, will act as exclusive world-wide agent for certain media and commercial rights excluding rights collectively negotiated by the FA Premier League. NTL will operate any Middlesbrough channel, Internet and e-commerce services associated with the club. The media partnership will build on the strong working relationship between NTL and the club established over a number of years.

Steve Gibson, Middlesbrough Chairman said: "I am delighted at the prospects for our new alliance with NTL, it will bring new opportunities for both the club and its supporters. The additional funding and NTL's expertise will strengthen the club and open up new and exciting possibilities for us, the benefits from which will help the club to achieve its ambition to be a major force in the Premier League."

Geoffrey Hamilton-Fairley, managing director of Premium TV said: "This strategic alliance is good news for the club and its fans. NTL and Middlesbrough will combine their strengths to get the best return for the club from sponsorship, advertising and media rights. This is also about harnessing all media opportunities including e-commerce and the Internet, which is going to be an increasingly important medium in football. NTL has invested in Middlesbrough because it is a well run club with a large and loyal fan base with whom we have been working closely for years. We look forward to expanding our long term relationship with the club into a new and rewarding association."


                                      ENDS
more on Premium TV

Premium TV is a wholly owned subsidiary of NTL Incorporated, which owns one of the largest broadband telecommunications companies in the UK and Ireland. The company offers local business and residential telephony, cable television and Internet services over local broadband networks to approximately 25 per cent of the cable households in Great Britain. In addition, ntl is the largest cable operator in the Republic of Ireland and also has cable franchises in France. Through its national telecommunications division, the company offers national business telecommunications, national and international carrier services and satellite and radio communications services. In addition, ntl provides broadcast transmission services in the UK and Australia. NTL is listed on Nasdaq and EASDAQ.

On 16 December 1998, Premium TV increased its shareholding in Newcastle United to 9.9% and announced a 5 year exclusive media rights agency agreement and a 5 year sponsorship of the Club.

On 26 January 2000, Premium TV made a loan to Aston Villa convertible into up to 9.99% of Aston Villa's enlarged issued share capital, together with sponsorship of the Club and a 5 year agency agreement.

More on NTL:

- NTL uses world-leading technology to deliver telephone, tv, internet and interactive services to UK homes and businesses.

-    22 million homes watch ITV, C4 and C5 thanks to NTL's transmission network:
     5.6 million of those homes are within its fibre-optic broadband network.

- NTL helped pioneer digital tv and is involved in digital terrestrial, cable and satellite and launched the UK's first interactive service in March 1999.

-    NTL's national network carries such names as Virgin, Orange and AT&T.

- with businesses in France, Australia and Ireland, NTL's headquarters are in Hook, Hampshire, UK. It has over 12,000 employees.

- In January 1999, NTL announced that Microsoft Corporation was investing $500 million in NTL, equating approximately to a 3% stake in the company.

- in July 1999, NTL announced its intention to acquire the consumer operations of Cable & Wireless Communications plc.

For further information please contact:

Middlesbrough FC
Dave Allan 01642 877725 / 0411 025009

Premium TV
Will Robson 01256 752661 / 07050 094371
Liz Nicholson 01256 752669

Buchanan Communications
Mark Edwards, 0171 466 5000

Hill & Knowlton
Dominic Shales, 0171 413 3142
Alexia Blackburne, 0171 413 376